                                                                   EXHIBIT  10.9


                           EMPLOYMENT AGREEMENT

This Employment Agreement (the "Employment Agreement"), made as of the 28th day of May, 1998, by and between OPTICAL TECHNOLOGY GROUP, INC. d/b/a OTG SOFTWARE, having its principal place of business at 6701 Democracy Blvd., #805, Bethesda, MD 20817 (which, together with any affiliates or subsidiaries are hereinafter referred collectively to as the "Corporation"), and Ronald W. Kaiser, an individual residing at 306 Danmark Ct., Millersville, MD 21108-1459 (hereinafter referred to as "Executive").

WITNESSETH

WHEREAS, the Corporation desires to employ the services of Executive under the terms and conditions set forth herein; and

WHEREAS, Executive desires to provide services as Chief Financial Officer for the Corporation under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions contained herein, and with the intent to be legally bound hereby, the Corporation and Executive hereby agree as follows:

1        EMPLOYMENT

1.1 EMPLOYMENT. The Corporation hereby agrees to employ Executive, and Executive hereby agrees to said employment, in accordance with the terms and conditions hereinafter set forth.

1.2 TERM. Employment hereunder shall commence on June 1, 1998, (the "Effective Date") and shall continue through May 31, 2001, unless otherwise terminated pursuant to the terms of section 3 hereof, or otherwise extended by written agreement or continuation of this Employment Agreement upon such terms and conditions as are then mutually acceptable to the Executive and the Corporation.

1.3 LOCATION. The Corporation shall provide office space for Executive within its headquarters office area.

1.4 DUTIES. Executive shall begin employment with the title of Chief Financial Officer and serve as Chief Financial Officer of the Corporation and each operating affiliate, provided that Executive shall not be obligated to remain an officer of the Corporation or become or remain an officer of the Corporation affiliate whose organization documents do not provide indemnification provisions reasonably satisfactory to Executive. Executive shall also not be obligated to remain an officer of the Corporation or become or remain an officer of the Corporation affiliate which is not covered by the directors and officers' liability policy for all periods of Executive's employment beginning with the period immediately preceding a public offering by the Corporation. Executive shall report to and take direction from the President and Chief Executive Officer (the "CEO") of the Corporation. Executive shall perform management duties and shall otherwise perform all duties reasonably necessary and commensurate with the position of Chief Financial Officer. Executive shall devote full efforts as are reasonably required to fulfill his responsibilities, provided however that Corporation agrees that sufficient time shall be allowed Executive to fulfill Executive's responsibilities pursuant to the Transition Agreement dated April 28, 1998 as per section 2.5.

2        COMPENSATION.

2.1 BASE SALARY. Executive shall be compensated by the payment of $165,000 per annum ("Base Salary") in accordance with the Corporation's standard payroll practices for Executives at his level. Executive understands that all compensation paid shall be subject to the usual and customary federal and state tax withholding and other employment taxes as required by law. In the event Executive is terminated For Cause as defined in section 3.2 hereof, all compensation shall be prorated through the last day of Executive's employment if the "For Cause" termination is other than at the end of a calendar month.

         Executive will receive a salary review on January 1, 1999, and annually thereafter at the commencement of each calendar year. Any increase in the Base Salary will be based on the Corporation's performance as well as his individual contribution to that performance, and shall be determined at the sole discretion of the Corporation's CEO and Board of Directors.

2.2 BONUS COMPENSATION. In addition to the Base Salary, Executive shall receive a bonus equal to 25% of Base Salary ("Executive's Bonus") payable on a semi annual basis after the Effective Date of this agreement. Executive will receive a salary review on January 1, 1999, and annually thereafter at the commencement of each calendar year. Any increase in Executive's Bonus calculation will be based on the Executive's performance, and shall be determined at the sole discretion of the Corporation's Board of Directors.

2.3 STOCK OPTION/EMPLOYEE EQUITY PLANS. In addition to the foregoing compensation, and subject to approval of the Corporation's Board of Directors, and in full compliance with all applicable state and federal securities laws, Executive shall also be issued options at the effective date of the adoption of a plan to purchase up to 1.4% of the sum of i.) shares of the issued and outstanding Common Stock of the Corporation and ii.) options authorized under any option plans or other option or warrant provisions of the Corporation (which together are hereinafter referred collectively to as the "Stock") upon the following terms and conditions (the "Initial Stock Options"). Such Initial Stock Options shall not be considered anti dilutive with regards to an initial public offering which is registered with the SEC pursuant to the Securities Act of 1933, but shall be considered "anti dilutive" in relationship only to ABS Capital transactions and to other equity transactions that result in dilution to shareholders by more than 15%, such that additional grants of stock options shall be made to Executive at the then effective fair market values as to cause his percentage ownership to remain at 1.4% of the combination of the "Stock" plus any additional stock issued or options or warrants authorized. Subject to the vesting requirements set forth herein, the Initial Stock Options shall be exercisable for ten (10) years after the Effective Date regardless of Executive's employment status with the Corporation. Executive expressly understands that the Stock will be "restricted stock," and may not be traded or sold except subject to applicable state and federal securities laws. Corporation represents and agrees that it will use best efforts to cause Initial Stock Options to be registered following an initial public offering by the Corporation.

         The exercise price of the Initial Stock Options will be at the purchase price equal to that implicit in the Corporation's current financing transaction with ABS Capital, et al. The Initial Stock Options will vest 8% on March 1, 1999, 25% on the first anniversary of the Effective Date of this agreement, and 1.86111% in equal monthly amounts on a monthly basis over the 36 months following the first anniversary of this agreement. Notwithstanding the above, 100% of the Executive's Initial Stock Option shall vest in the event that the Corporation has a Change of Control. A "Change of Control" for purposes of this agreement shall be defined as a sale of more than 50% of the Corporation's stock or of the majority of the Corporation's operating assets to a third party. Except as otherwise expressly provided herein, the Initial Stock Options shall not be deemed earned for any vesting period after Executive voluntarily leaves the Corporation's employ or for any period after Executive is terminated For Cause as defined in section 3.2 hereof.

         The Corporation anticipates that it will formulate and implement other Stock Option Plans and bonus plans in which Executives of the Corporation will participate. While not yet formal, if and when such plans are established by the Corporation, the Executive will be included along with other key executive members of the Corporation and its operating affiliates and shall participate as determined by the Corporation's Board of Directors and/or the appropriate Corporation committee charged with the responsibility of administering the Plan(s).

2.4      OTHER BENEFITS

2.4.1 PAID VACATION. Executive shall be entitled to reasonable paid vacation time as agreed upon by Executive and the Corporation, or as otherwise provided pursuant to established policies of the Corporation for other senior executive officers, provided however, that it shall not be less than three weeks paid vacation per year. Such paid vacation time shall not be charged for Executive's time spent in satisfaction of continuing professional education.

2.4.2 HEALTH INSURANCE. During the term of this Agreement, the Corporation shall pay all premiums for health insurance for Executive and his family.

2.4.3. EXPENSE REIMBURSEMENT. Upon submission of appropriate written expense reports, receipts or other substantiating evidence, Executive shall be entitled to reimbursement for all expenses incurred by Executive in the performance of his duties hereunder and/or the furtherance of the Corporation's business, including reimbursement for cellular/mobile phone expenses and for participation in Executive's professional associations.

2.4.4 OTHER PAYMENTS AND BENEFITS. In addition to the compensation and other consideration provided in section 5 above, Executive shall also receive the following additional benefits:

a. The Corporation will reimburse the Executive for reasonable actual costs to relocate his personal goods closer to the Corporation's headquarters area at any time during Executive's employment. In addition, Corporation will reimburse any additional costs associated with relocation as agreed to by the CEO and Executive at the time of relocation planning.

b. Executive shall be entitled to and receive all other benefits and privileges offered to other senior executives of the Corporation.

2.5. EXECUTIVE AND CORPORATION REPRESENTATIONS. The Executive hereby represents and warrants to the Corporation that he is a party to the Transition Agreement dated April 28, 1998, a copy of which is attached and that the Executive is not a party to any other written employment agreement with any other party. Executive and Corporation hereby represent and warrant that (i) the execution, delivery and performance of this Agreement by Executive does not and will not be effected such that it is or will be in conflict with, breach, violate or cause a default under the Transition Agreement dated April 28, 1998. The Corporation hereby represents that it will maintain directors' and officers' liability insurance covering Executive pursuant to section
         1.4 of this agreement. The Corporation further represents that its charter and by-laws have indemnification provisions to the fullest extent permissible under applicable corporate statutes.

3.       TERMINATION

3.1 Notwithstanding the terms of employment as contained in the foregoing sections, Executive and/or the Corporation may terminate Executive's employment with the Corporation, as otherwise set forth below:

3.2 TERMINATION BY THE CORPORATION FOR CAUSE. The Corporation may terminate Executive with and for cause should Executive willfully breach the restrictions, obligations or duties which he is required to satisfy or perform under this Agreement or engage in any of the acts specified in Exhibit A hereto. Executive's termination for cause hereunder shall be effective five days following receipt by Executive of written notice of termination with the reason for termination specified therein. Vesting of options shall cease as of the effective date of Executive's termination for cause hereunder.

3.3 TERMINATION BY THE CORPORATION WITHOUT CAUSE. The Corporation may terminate Executive in connection with a Change of Control or without cause provided the Corporation delivers to Executive written notice thereof 60 days prior to the actual date of termination. In the event Executive is terminated in connection with a Change of Control or without cause prior to the first annual anniversary date of the Effective Date, Executive shall be paid a severance amount equal to six months of Executive's then current Base Salary, payable over a six month period commencing on the 61st day following Executive's receipt of the above written notice of termination in connection with a Change of Control or without cause. In the event Executive is terminated in connection with a Change of Control or without cause after the first annual anniversary date of the Effective Date, Executive shall be paid a severance amount equal to twelve months of Executive's then current Base Salary, payable over a twelve month period commencing on the 61st day following Executive's receipt of the above written notice of termination in connection with a Change of Control or without cause. Vesting of Executive's Initial Stock Options and the Corporation's provision for

                  Executive's medical benefits shall continue through the period Executive receives such severance amount following Executive's receipt of the above notice of termination in connection with a Change of Control or without cause.

        3.4 TERMINATION BY EXECUTIVE. Executive may terminate this Agreement upon providing the Corporation with 60 days prior written notice thereof for any reason. Executive may terminate this Agreement for cause if the Corporation is in material breach of any of its obligations hereunder and such breach is not cured, within thirty (30) days' written notice thereof from Executive, after expiration of such 30 day notice period. A material change in Executive's responsibilities or obligations under this Employment Agreement or a material reduction in Executive's Base Salary without Executive's consent shall be deemed a material breach of this Employment Agreement by the Corporation.

 4.               PROTECTION OF CONFIDENTIAL INFORMATION

       4.1 Executive recognizes and acknowledges that he will have access to confidential, proprietary and/or sensitive business information, including but not limited to actual and potential customer information, marketing information, financial information, techniques, proprietary data and trade secrets of the Corporation (hereinafter all forms of information referenced above shall collectively be referred to as "Protected Information); and that such Protected Information constitutes valuable, special, and unique property of the Corporation.

         4.2 During or after the term of his employment by the Corporation, Executive will not make any unauthorized use of, will not disclose and will maintain in secrecy and in confidence, as the secret and sole property of the Corporation, the Protected Information. Executive will not, in any event, disclose or use any Protected Information unless Executive receives specific permission from the CEO of the Corporation to disclose or use such Protected Information; and Executive will disclose or use such information only as directed or permitted by the Corporation. Upon termination of his employment for any reason, Executive shall promptly deliver to the Corporation all documents, computer software, drawings, manuals, letters, notes, notebooks, reports and all other material and records of any kind pertaining to Protected Information which have been acquired by Executive during the term of his employment.

         4.3      Executive acknowledges that a breach of the terms of this
                  Section 4 will cause immediate and irreparable harm to the Corporation, and money damages may not be sufficient to compensate the Corporation for a breach. In the event of a breach or threatened breach of the provisions of this Section 4, the Corporation shall be entitled to an injunction restraining Executive from disclosing and/or using, in while or in part, such Protected Information. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedy for such breach or threatened breach, including the recovery of damages from Executive.

         4.4 The provisions of this section shall survive any termination of Executive's employment.

5.       NON-COMPETITION

         5.1 During the term of his employment with the Corporation, and for a period of two years immediately following the termination of his employment for any reason whatsoever, or, if Executive's employment with the Corporation has been for a shorter period than two years, for a time period equal to Executive's employment period with the Corporation (such two year or shorter employment period being hereinafter referred to as the "Restrictive Period"), Executive will not either directly or indirectly be connected with the management, operation or control of any Conflicting Organization (as defined in Section 5.1.1) doing business within the United States.

         5.1.1 "Conflicting Organization" means any person or organization which is engaged in or is about to become engaged in research on or the development, production, marketing or sale of any Conflicting Product or Service. "Conflicting Product or Service" means any product or service of any person or organization which is the same as or similar to or improves upon a product or service of the Corporation about which Executive acquired Protected Information as a result of employment by the Corporation.

         5.2 During the term of his employment with the Corporation and during the Restrictive Period, Executive's obligations under subsection 5.1 shall specifically include but not be limited to the agreement by Executive not, either directly or indirectly, to call on or solicit, or to attempt to call on or solicit, in any manner which could have the effect of taking away, or attempting to take away, any of the customers of the Corporation with whom he became acquainted during his employment with the Corporation, either for himself or for any other person, firm, corporation or other entity. The term "customer" shall include, but not be limited to, both existing and prospective customer during the term of Executive's employment.

5.3 During the term of his employment with the Corporation and for a two year period following Executive's termination of his employment with the Corporation, Executive shall not, either directly or indirectly, enter into an agreement with, or solicit or offer employment to, employees of the Corporation for the purpose of causing them to leave the employment of the Corporation, provided however that if employees of the Corporation respond to advertisements placed by Executive directly or indirectly, Executive shall not be in violation of this section 5.

5.4 The provisions of this Section 5 shall survive any termination of this Agreement, Executive acknowledges that a breach of the terms of this
         Section 5 will cause immediate and irreparable harm to the Corporation, and money damages may not be sufficient to compensate the Corporation for a breach. In the event of a breach or threatened breach of the provisions of this Section 5, the Corporation shall be entitled to an injunction restraining or mandating action by Executive to enforce the terms hereof; and nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedy for such breach or threatened breach, including the recovery of damages from Executive.

6.       INVENTIONS/DESIGNS/IMPROVEMENTS

6.1 Executive recognizes and acknowledges that during the course of his employment, he may either individually or jointly with others, and either on behalf of the Corporation or on his own, discover, conceive, make, perfect or develop inventions, improvements, discoveries, patents, patent applications, design patents, models, prototypes, trade secrets, computer programs, ideas, techniques, know-how and data, technical or otherwise, that are related to or in furtherance of the business or activities of the Corporation (hereinafter collectively referred to as "Inventions"). Inventions which are related to or in furtherance of the business or activities of the Corporation include any business or activity in progress at the Corporation at the date of or during Executive's employment with the Corporation and projects or other operations at the Corporation planned for the future.

6.2 Executive further recognizes and agrees that any and all Inventions, including all Invention related rights in patents, patent applications, design patents, models, prototypes, copyrights, registrations, trade secrets and any and all right, title and interest that he might have therein which are developed during his employment with the Corporation, are the sole and exclusive property of the Corporation. Executive agrees that any participation by Executive in the design, discovery, conception, production, perfection, development or improvement of an invention by Executive related to or in furtherance of the business or activities of the Corporation is work done for hire for the sole and exclusive benefit of the Corporation; and Executive hereby assigns to the Corporation all of his rights, title and interest in and to any and all Inventions. Executive's obligations under this Section 6 apply without regard to whether the Invention or an idea of an Invention, or the design, conception, production, perfection, development or improvement of an Invention, occurs on the job, at home, or elsewhere.

6.3 Executive also agrees to disclose and does hereby assign to the Corporation any and all Inventions conceived, made, perfected and developed, and any and all patent and copyright applications filed, during the six months immediately subsequent to the termination of his employment, whether such applications are made individually or jointly with others, so long as those inventions and applications relate to the subject matter of Executive's employment on behalf of the Corporation during the one-year period immediately preceding termination of said employment.

6.4 At the Corporation's request, from time to time, Executive shall promptly sign and deliver all documents necessary to vest in the Corporation all of his right, title and interest in and to such Inventions and, at the Corporation's request and expense, shall assist the Corporation in obtaining and defending any patents, or copyright registrations, or any other form of protection accorded to such Inventions in the United States or anywhere throughout the world, and shall assign the same and any patents issued thereon or copyright or registrations granted thereon, to the corporation.

6.5 Executive acknowledges that a breach of the terms of this Section 6 will cause immediate and irreparable harm to the Corporation, and money damages may not be sufficient to compensate the Corporation for a breach. In the event of a breach or threatened breach of the provisions of this Section 6, the Corporation shall be entitled to an injunction restraining or mandating action by Executive to enforce the terms hereof; and nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedy for such breach or threatened breach, including the recovery of damages from Executive.

7.       MISCELLANEOUS

7.1 GOVERNING LAW. The Agreement shall be subject to and governed by the internal laws of the State of Maryland without regard to its conflict of laws provisions, and without regard to the place of execution or the place of performance thereof.

7.2 WAIVER. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

7.3 AMENDMENT. This Agreement may not be modified or amended except by an agreement in writing executed by the parties hereto.

7.4 SEVERABILITY. If any one or more of the provisions contained in this Agreement shall, for any reason, beheld to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law. If any provision of this Agreement is contrary to any federal, state, or local statute, ordinance, or regulation, the parties hereby declare that such provision shall be amended to conform to any such statutory or regulatory provision; and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. The remaining provisions shall remain in full force and effect as if the Agreement had been executed with the invalid or unenforceable provisions eliminated.

7.5 ENTIRE AGREEMENT. This Agreement, together with Exhibit A hereto, constitutes the entire understanding between the Corporation and Executive with respect to the subject matter hereof and supersedes any and all previous agreements and understandings between Executive and the Corporation concerning the subject matter hereof.

7.6 NON-DISCLOSURE. Executive shall not disclose or confirm to any third party the existence of, or any material term contained in, this Agreement (other than disclosure and discussion with legal counsel, accountants, Executive's immediate family or such other professional, governmental unit or court as is reasonably deemed necessary by Executive, which is permitted); and any such non permitted disclosure, if due to the Executive's actual willful act or gross negligence, shall subject the Executive to termination for cause pursuant to Section
         1.4.2 above.

7.7 COUNTERPARTS. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Employment Agreement shall become effective upon the execution of counterpart hereof by each of the parties hereto.

8.       NO ASSIGNMENT

         Executive may not assign his rights and/or obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              FOR:
                              OPTICAL TECHNOLOGY GROUP, INC.
                              ("Corporation"),

                              by:   /s/ RICHARD A. KAY
                                 ------------------------------------
                                 Richard A. Kay, President




                              by:  /s/ RONALD W. KAISER
                                 ------------------------------------
                                 Ronald W. Kaiser ("Executive")

                 APPENDIX "A" TO EXECUTIVE EMPLOYMENT AGREEMENT

                       Reasons for Termination with Cause

    1.   Misappropriation of Corporation funds

    2.   Embezzlement of Corporation funds

    3. Soliciting of a customer's business for personal or personally competitive gain.

    4.   Use or sale of illegal drugs in the work place.

    5.   Physical/mental/sexual abuse of any employee of the Corporation

    6.   Theft or destruction of Corporation property

    7.   Conviction of criminal activity in the workplace

    8.   Flagrant violation of written Corporation procedures/policies.

    9. Providing professional services to a competitor while in the employ of the Corporation without the Corporation's knowledge.

    10.  Use of Corporation information for material personal gain

    11. Breach of any covenant or obligation contained in Section 6 of the Agreement.

             AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT MADE AS OF MAY 28,1998, BY AND BETWEEN OPTICAL TECHNOLOGY GROUP,
                  INC. D/B/A OTG SOFTWARE AND RONALD W. KAISER
                  (THE "EMPLOYMENT AGREEMENT - AMENDMENT 1").

Whereas, the Corporation and Executive desire to amend the Employment Agreement pertaining to the employment of the Executive by the Corporation, Corporation and Executive hereby agree that:

1. Effective January 1, 1999, Section 2.1 of the Employment Agreement shall be amended such that Executive's Base Salary shall be $187,000 per annum, instead of $165,000.

2. Effective January 1, 1999, Section 2.2 of the Employment Agreement shall be amended such that Executive's Bonus shall be 30% of Base Salary, instead of 25% of Base Salary.

3. Corporation and Executive acknowledge that Corporation has charged its name to "Online Technologies Group, Inc.". All other terms and conditions of the Employment Agreement shall remain in effect as provided for in the Employment Agreement.

In Witness whereof, the parties have executed this amendment as of September 15, 1999.

For:                       Optical Technology Group Inc. ("Corporation") by:

                              /s/ RICHARD A. KAY
                           ------------------------------------------------
                           Richard A. Kay, President



                           Executive, Ronald W. Kaiser, by:

                              /s/ RONALD W. KAISER
                           ------------------------------------------------
                           Ronald W. Kaiser

                                Ronald W. Kaiser
                               306 Danmark Court
                          Millersville, Maryland 21108

                               December 23, 1999


OTG Software, Inc.
6701 Democracy Boulevard
Bethesda, Maryland 20817

          Re: Employment Agreement dated May 28, 1998

Gentlemen:

     Reference is made hereby to the Employment Agreement dated May 28, 1998 (the "Agreement") between the undersigned Ronald W. Kaiser ("Executive") and Optical Technology Group, Inc. d/b/a OTG Software, now known as OTG Software, Inc. (the "Company"). The second sentence of Section 2.3 of the Agreement provides to the Executive certain rights to be granted additional options to purchase stock of the Company under circumstances specified therein (the "Antidilution Rights"). In order to facilitate an initial public offering of the common stock of the Company, which the executive acknowledges will increase the value of his existing stock options, and for other good and valuable consideration, the Executive hereby (a) acknowledges that no events have occurred as of the date of this letter that have triggered or would trigger his Antidilution Rights, (b) agrees that the Antidilution Rights do not apply to and are not triggered by a registered initial public offering of common stock by the Company (an "IPO") and (c) agrees that the Antidilution Rights will terminate upon the closing of an IPO.

     Except as modified hereby, the Agreement is hereby confirmed to be in full force and effect. Please indicate your agreement to the modifications of the Agreement set forth above by signing the enclosed copy of this letter and returning it to the undersigned.


                                   /s/ Ronald W. Kaiser
                                   ----------------------------------
                                   Ronald W. Kaiser


AGREED:

OTG SOFTWARE, INC.


By: /s/ Richard Kay
    ---------------------------
    Name:
    Title:

Date:  12/23/93
      -------------------------